Exhibit 99.1

Zale Corporation Reports First Quarter Fiscal 2014 Results

Twelve consecutive quarters of positive comparable store sales

  Comparable store sales up 4.4 percent; up 5.4 percent at constant exchange rates
  Zales branded stores up 7.5 percent; Peoples branded stores up 8.4 percent at constant exchange rates
  Operating margin up 30 basis points
  Loss per share improved $0.05

DALLAS--(BUSINESS WIRE)--November 26, 2013--Zale Corporation (NYSE: ZLC) today reported its financial results for the first quarter ended October 31, 2013.

“We have now delivered positive comparable store sales for twelve consecutive quarters. Importantly, our core national brands drove our sales performance in the first quarter with a 7.5 percent comp in Zales and an 8.4 percent comp in Peoples,” commented Theo Killion, Chief Executive Officer. “For Holiday, we have expanded our exclusive, branded product offerings, launched a new marketing campaign and improved the store environment to enrich the guest experience.”

First Quarter Fiscal 2014 Results

Revenues were $363 million, an increase of $5 million, or 1.4 percent, compared to $357 million in the first quarter of fiscal 2013.

For the first quarter of fiscal 2014, comparable store sales increased 4.4 percent. This increase follows a 3.9 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 5.4 percent, following a 3.7 percent increase in the same period last year.

  Zales branded stores, consisting of Zales Jewelers and Zales Outlet, posted a comparable store sales increase of 7.5 percent. This follows a 4.8 percent rise in the same period last year.
  U.S. Fine Jewelry brands, consisting of Zales Jewelers, Zales Outlet and Gordon’s Jewelers, posted a comparable store sales increase of 6.3 percent. This increase follows a 3.9 percent rise in the same period last year.
  Peoples branded stores posted a comparable store sales increase of 3.1 percent. This increase follows an 8.9 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 8.4 percent, following a 7.3 percent increase in the same period last year.
  Canadian Fine Jewelry brands, consisting of Peoples Jewellers and Mappins Jewellers, posted a comparable store sales increase of 2.0 percent. This increase follows a 5.5 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 7.3 percent in the first quarter of fiscal 2014, following an increase of 4.0 percent in the same period last year.
  Piercing Pagoda posted a comparable store sales decrease of 1.8 percent. In the same period last year, comparable store sales increased 2.0 percent.

All comparable store sales include the associated ecommerce businesses.

Gross margin on sales was $194 million, or 53.4 percent, an increase of 20 basis points compared to $190 million, or 53.2 percent, in the first quarter of fiscal 2013. Selling, general and administrative expenses were $208 million, or 57.4 percent of revenues compared to $206 million, or 57.8 percent of revenues, in the first quarter of fiscal 2013. Operating loss was $22 million, or 6.1 percent of revenues, compared to an operating loss of $23 million, or 6.4 percent of revenues, in the same quarter in the prior year. Interest expense was $6 million, flat with the first quarter of fiscal 2013.

Net loss was $27 million, or $0.83 per share, compared to a net loss of $28 million, or $0.88 per share, in the first quarter of fiscal 2013. The prior year quarter included a gain of $1.9 million (approximately 60 basis points of operating margin and $0.06 earnings per share) related to the settlement of a lawsuit.

Inventory at October 31, 2013 stood at $903 million, compared to $908 million on October 31, 2012. The Company had outstanding debt of $506 million on October 31, 2013, a reduction of $19 million compared to $524 million on October 31, 2012.

Conference Call

Zale management will host a conference call today at 5:00 p.m. ET to discuss first quarter fiscal 2014 results. The conference call will be broadcast live over the internet and can be accessed, along with a slide presentation, on the Investor Relations section of the company’s web site at www.zalecorp.com. In addition, you can listen to the call live by dialing 877-545-6744 (within the United States) or 706-634-1959 (for international callers), passcode 10505524. The webcast will be archived shortly after the conference call concludes and will be available on the company’s web site. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,680 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com, and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expected operating performance, expenses, margins, profitability, earnings, interest expense, effective tax rate, merchandising and marketing initiatives and industry growth forecasts. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; if the Company does not achieve targeted sales growth its operating results and earnings will be adversely impacted; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2013, and subsequent reports on Forms 10-Q and 8-K. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2013	2012

Revenues	$362,615	$357,468
Cost of sales	168,827	167,133
Gross margin	193,788	190,335
% of Revenue	53.4%	53.2%

Selling, general and administrative	208,159	206,465
% of Revenue	57.4%	57.8%
Depreciation and amortization	7,661	8,646
Other gains	-	(1,773)
Operating loss	(22,032)	(23,003)
% of Revenue	-6.1%	-6.4%
Interest expense	5,609	5,842
Loss before income taxes	(27,641)	(28,845)
Income tax benefit	(335)	(580)
Net loss	$(27,306)	$(28,265)

Basic and diluted net loss per common share	$(0.83)	$(0.88)

Basic and diluted weighted average number of common shares outstanding	32,736	32,298

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	October 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$13,945	$14,572
Merchandise inventories	903,282	908,415
Other current assets	52,163	55,057
Total current assets	969,390	978,044

Property and equipment	677,338	692,100
Less accumulated depreciation and amortization	(572,249)	(575,014)
Net property and equipment	105,089	117,086

Other assets	245,345	248,427
Total assets	$1,319,824	$1,343,557

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$297,104	$334,292
Deferred revenue	79,205	83,339
Deferred tax liability	107,344	96,687
Total current liabilities	483,653	514,318

Long-term debt	505,575	524,167
Deferred revenue – long-term	104,019	115,900
Other liabilities	73,622	37,208

Stockholders’ investment	152,955	151,964

Total liabilities and stockholders’ investment	$1,319,824	$1,343,557

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations